Exhibit 99.1

Dogwood Therapeutics, Inc. Announces Conversion of Existing $19.5M in Debt to Equity, Strengthening Balance Sheet Moving Forward

Largest shareholder, CK Life Sciences Int’l., (Holdings) Inc. agrees to conversion of debt into equity, removing all existing debt from Dogwood’s balance sheet

ATLANTA, Ga., March 12, 2025 -- Dogwood Therapeutics, Inc. (Nasdaq: DWTX) (“Dogwood” or the “Company”), a development-stage biopharmaceutical company focused on advancing first-in-class, non-opioid, treatments for chronic and acute pain, announces that its largest shareholder, CK Life Sciences Int’l., (Holdings), Inc. (“CKLS”) has agreed, through its wholly-owned subsidiary, Conjoint Inc. (“Conjoint”), to assign to the Company all outstanding indebtedness under the previously existing $19.5 million Loan Agreement plus accrued interest in exchange for 284.2638 shares of preferred equity of the Company, effective today.

“We believe the decision by CKLS to exchange the outstanding loan amounts for equity in the Company is anchored to its conviction in Halneuron®, NaV 1.7 as a priority target for reducing pain.  The conversion further underscores its confidence in the Dogwood management teams’ ability to execute the Halneuron® Phase 2b chemotherapy-induced neuropathic pain (“CINP”) program,” said Greg Duncan, Dogwood’s Chairman and Chief Executive Officer.  “This agreement enables us to remove all existing debt from our balance sheet, which, combined with the potential for Halneuron® to be the first FDA approved therapy to treat CINP, we believe makes us a more attractive investment opportunity moving forward.”

The strategic financing, initially provided by CKLS in October 2024, ensures the Company has sufficient capital to recruit patients through a planned interim assessment of its ongoing Phase 2b CINP trial in Q4 of this year without the burden of making debt payments as originally structured. Dosing of the first patient in its Phase 2b clinical trial, referred to as the HALT-CINP (Halneuron® Treatment of Chemotherapy-Induced Neuropathic Pain) trial, is anticipated in the near term.

Pursuant to the Debt Exchange and Cancellation Agreement entered into between Conjoint and the Company on March 12, 2025, the principal amount of all loans made to the Company under the Loan Agreement, along with accrued interest through March 12, 2025, will be deemed repaid by the Company and all of the Company’s obligations with respect to the principal amount and accrued interest will be satisfied in full and cancelled. In exchange, the Company has agreed to issue to Conjoint 284.2638 shares of Series A-1 Non-Voting Convertible Preferred Stock, par value $0.0001 per share (“A-1 Preferred Stock”). Each share of A-1 Preferred Stock will be convertible into 10,000 shares of the Company’s common stock, subject to and contingent upon approval of the Company’s stockholders and relevant Nasdaq rules and regulations. The terms of the A-1 Preferred Stock are substantially the same as the Company’s Series A Non-Voting Convertible

Preferred Stock, except that the terms of the A-1 Preferred Stock do not provide for any cash settlement or dividend rights.

Halneuron® is a first-in-class, NaV 1.7 specific voltage gated sodium channel inhibitor being developed as an alternative to chronic pain treatment with opioids. Patients treated with Halneuron® demonstrated a statistically significant reduction in cancer-related pain in a previous Phase 2 clinical trial with an acceptable safety profile. Halneuron® has been evaluated in over 700 patients in a series of Phase 1 and Phase 2 studies and shows no signs of addiction potential.

About Dogwood Therapeutics

Dogwood Therapeutics (Nasdaq: DWTX) is a development-stage biopharmaceutical company focused on developing new medicines to treat pain and fatigue-related disorders. The Dogwood research pipeline includes two separate mechanistic platforms with a non-opioid analgesic program and an antiviral program. The proprietary, non-opioid, NaV 1.7 analgesic program is centered on our lead development candidate, Halneuron®, which is a highly specific voltage-gated sodium channel modulator, a mechanism known to be effective for reducing pain transmission. In clinical studies, Halneuron® treatment has demonstrated pain reduction in pain related to general cancer and in pain related to chronic chemotherapy-induced neuropathic pain (“CINP”). Interim data from the forthcoming Halneuron® Phase 2 CINP study are expected in Q4 of 2025.

Dogwood’s antiviral program includes IMC-1 and IMC-2, which are novel, proprietary, fixed-dose combinations of anti-herpes antivirals and the anti-inflammatory agent celecoxib. These combination antiviral approaches are being applied to the treatment of illnesses believed to be related to reactivation of previously dormant herpesviruses, including fibromyalgia (“FM”) and Long-COVID (“LC”). IMC-1 is poised to progress into Phase 3 development as a treatment for FM and is the focus of external partnership activities. IMC-2 has been assessed in both active control and double-blind, placebo-controlled clinical trials and, in both cases, demonstrated successful reduction of the fatigue associated with LC. The company has reached an agreement with FDA on using reduction in fatigue as the primary endpoint for future LC research and is currently planning to advance IMC-2 into Phase 2b research.

For more information, please visit www.dwtx.com.

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Forward-Looking Statements

Statements in this press release contain “forward-looking statements,” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Dogwood’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the completion, timing and results of current and future clinical studies relating to Dogwood’s product candidates. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Amended Annual Report on Form 10-K/A for the year ended December 31, 2023 and the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2024, which are filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Dogwood undertakes no duty to update such information except as required under applicable law.

Investor Relations:
CORE IR
(516) 222-2560
IR@dwtx.com